Exhibit 99.1

[GRAPHIC OMITTED
                                                           For Immediate Release
                                           Contact: Harvey Grossblatt, President
                                            Universal Security Instruments, Inc.
                                                          410-363-3000, Ext. 224
                                                                              or
                                                          Don Hunt, Jeff Lambert
                                             Lambert, Edwards & Associates, Inc.
                                                                    616-233-0500

        Universal Security Instruments Posts Increased Sales and Earnings
          Earnings Rise to $0.54/Share on 42 Percent Increase in Sales

OWINGS MILLS, MD, August 12, 2005: Universal Security  Instruments,  Inc. (AMEX:
UUU) today announced its financial results for its first quarter ended June 30, 2005.

The Company reported net earnings of $889,770 or $0.54 per basic share ($0.50 per diluted share), on net sales which rose approximately 42% to $6,923,810 in the first quarter ended June 30, 2005 compared to net earnings of $766,297 or $0.49 per basic share ($0.44 per diluted share) on net sales of $4,874,782 in the same period last year.

Included in its first quarter results were legal fees of approximately $430,000 associated with the settlement of a suit brought by a former director and company executive. These costs were partially offset by a net tax benefit of $87,428.

The Company cited continued strengths in its core smoke and carbon monoxide alarm product lines in both the electrical distribution and retail markets.

"We are pleased we were able to drive sales growth across all product lines and we are continuing to focus on gaining market share in both the retail sector and electrical distribution channel. Our results reflect our continued ability during the quarter to grow in a financially efficient manner," said Harvey Grossblatt, chief executive officer.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 36-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

                                    * more *


            7-A GWYNNS MILL COURT o OWINGS MILLS, MARYLAND 21117, USA
                   (410) 363-3000 o www.universalsecurity.com

                      UNIVERSAL SECURITY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                                                   Three Months Ended June 30,
                                                                                               -------------------------------
                                                                                                   2005                2004
                                                                                               ----------           ----------
Sales                                                                                          $6,923,810           $4,874,782
Net income                                                                                       *889,770            **766,297
Income per share
      Basic                                                                                    $     0.54           $     0.49
      Diluted                                                                                  $     0.50           $     0.44
Weighted average number of common shares outstanding
      Basic                                                                                     1,653,025            1,564,702
      Diluted                                                                                   1,788,428            1,757,283

 * A net tax benefit of $87,428 was recorded due to the recognition of net operating loss carryforwards and due to a reduction in the valuation allowance previously established to offset tax benefits associated with our deferred tax assets
** Due to the tax benefit carryforward of prior years' operating losses, no tax liability was incurred

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                         ASSETS                                                            June 30,
                                                                                               -------------------------------
                                                                                                   2005                2004
                                                                                               ----------           ----------
Cash                                                                                           $  117,496           $   45,610
Accounts receivable and amount due from factor                                                  5,368,200            2,459,929
Inventory                                                                                       4,032,290            3,427,754
Prepaid expenses                                                                                  280,209              442,260
                                                                                               ----------           ----------
TOTAL CURRENT ASSETS                                                                            9,798,195            6,375,553

INVESTMENT IN HONG KONG JOINT VENTURE                                                           6,833,379            5,374,225

PROPERTY, PLANT AND EQUIPMENT - NET                                                                77,181               89,526
DEFERRED TAXES AND OTHER ASSETS                                                                   467,266               72,385
                                                                                               ----------           ----------
TOTAL ASSETS                                                                                   $17,176,021          $11,911,689
                                                                                               ==========           ==========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                                                               $1,767,543           $1,143,358
Accrued liabilities                                                                             1,620,601              756,069
Current obligations under capital lease                                                             4,436
                                                                                               ----------           ----------
TOTAL CURRENT LIABILITIES                                                                       3,388,144            1,903,863

LONG TERM DEBT                                                                                       --                   --

SHAREHOLDERS' EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 1,653,164 and 1,577,063 shares at June 30, 2005 and June 30, 2004,
respectively                                                                                       16,532               15,771
Additional paid-in capital                                                                     11,469,881           11,231,918
Retained earnings (accumulated deficit)                                                         2,301,464           (1,239,863)
                                                                                               ----------           ----------
TOTAL SHAREHOLDERS' EQUITY                                                                     13,787,877           10,007,826
                                                                                               ----------           ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                     $17,176,021          $11,911,689
                                                                                               ==========           ==========

All shares have been adjusted to reflect the 4-for-3 stock split payable on April 5, 2004.


Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although UNIVERSAL SECURITY INSTRUMENTS, INC. believes that the expectations reflected in such forward-looking statements are reasonable; the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.